UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

August 8, 2022 (August 4, 2022)
Date of Report (date of earliest event reported)
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OPAL Fuels Inc.
(Exact name of registrant as specified in its charter)
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Delaware (State or other jurisdiction of incorporation or organization)	001-40272 (Commission File Number)	98-1578357 (I.R.S. Employer Identification Number)
One North Lexington Avenue, Suite 1450 White Plains, New York 10601
(Address of principal executive offices and zip code)

(914) 705-4000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $.0001 per share	OPAL	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one share of Class A Common Stock	OPALW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 12b-2 of the Exchange Act.
Emerging growth company    ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

The information provided in Item 2.03 below is incorporated herein by reference, as applicable.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On August 4, 2022, OPAL Fuels Intermediate Holdco 2 LLC ("OPAL Intermediate Holdco 2"), a wholly-owned subsidiary of OPAL Fuels Inc. (the “Company”), entered into a new senior secured credit facility (the "Credit Agreement") with OPAL Intermediate Holdco 2 as the Borrower, direct and indirect subsidiary of the Borrower as Guarantors, the lenders party thereto (the "Lenders"), Bank of Montreal as the administration agent, and Wilmington Trust as collateral and depositary agent. The Credit Agreement provides for an approximately two year delayed term loan facility (the "DDTL Facility") of up to a maximum aggregate principal amount of $100.0 million and Debt Service Reserve facility (the "DSR Facility") of up to a maximum aggregate principal amount of $5.0 million. The proceeds of the DDTL Facility are to be used to fund a portion of the construction of the RNG projects owned, either in full or through a joint venture with a third party, by the subsidiary Guarantors and the proceeds of DSR Facility are to be used solely to satisfy the balance to be maintained in the debt service reserve account. The Company has the ability, during the DDTL Facility availability period and subject to the satisfaction of certain credit and project related conditions precedents and the $100.0 million maximum aggregate facility cap, also to join other newly acquired wholly owned subsidiaries with comparable RNG landfill projects in development under the Credit Agreement for comparable funding.

The outstanding borrowings under the Credit Agreement bear interest at the benchmark rate of adjusted Term SOFR plus (i) for the period from closing to the earlier of the date of conversion of the construction loan to a term loan (the "Conversion Date") or September 30, 2024, a spread of 3.5%, and (ii) thereafter a spread of 3.75%. Accrued interest on amounts outstanding under the DDTL Facility must be paid on the last day of each applicable interest period. The outstanding principal amount of the DDTL Facility is subject to quarterly amortization payments commencing September 30, 2024 equal to 2.5% of the aggregate principal amount of the outstanding term loan balance as of the Conversion Date, subject to adjustment based on certain mandatory prepayments, with the balance due at maturity. The DSR Facility is due at maturity. The Credit Agreement matures on August 4, 2027.

The Borrower’s and the Guarantors’ obligations under the Credit Agreement are secured by substantially all of their personal property assets and by a non-recourse pledge of the membership interests of the Borrower

The Credit Agreement requires the Borrower to maintain a consolidated debt service coverage ratio of not less than 1.2:1.0, as tested on a trailing four fiscal basis as of the last day of each fiscal quarter commencing as of the Conversion Date.
Finally, the Credit Agreement includes certain customary and project related affirmative and negative covenants, including restrictions on distributions, and events of default, including payment defaults,; breaches of covenants; changes of control; materially incorrect or misleading representations or warranties; bankruptcy or other events of insolvency;and certain project related defaults.

This summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated into this Item 2.03 by reference.

Item 7.01. Regulation FD Disclosure
On August 8, 2022, the Company issued a press release regarding the Credit Agreement described above in Item 2.02 of this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

Exhibit Number	Description

99.1	Press release dated August 8, 2022
10.1
Credit Agreement, dated August 4, 2022, made by and among OPAL Intermediate Holdco 2 as Borrower, the guarantors, the lenders thereto, Bank of Montreal as the administration agent, Wilmington Trust as collateral agent and Bank of Montreal, Investec Inc. and Comerica Bank as joint lead arrangers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 8, 2022

OPAL Fuels Inc.

By:	/s/ Ann Anthony
Name:	Ann Anthony
Title:	Chief Financial Officer